Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have issued our report dated August 26, 2011, with respect to the financial statements of Greenway Medical Technologies, Inc., contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Atlanta, Georgia
January 17, 2012